                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            --------------------------

                                 SCHEDULE 13E-3

                                Amendment No. 1

                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                                POLK AUDIO , INC.
                              (Name of the Issuer)

                                POLK AUDIO, INC.
                                GEORGE M. KLOPFER
                              MATTHEW S. POLK, JR.
                      (Name of Person(s) Filing Statement)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                   730900-10-7
                      (CUSIP Number of Class of Securities)

                                GEORGE M. KLOPFER
                             CHIEF EXECUTIVE OFFICER
                                POLK AUDIO, INC.
                                5601 METRO DRIVE
                            BALTIMORE, MARYLAND 21215
                                  410-358-3600

           (Name, Address and Telephone Number of Person Authorized to
 Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                                 WITH A COPY TO:

                            LAWRENCE R. SEIDMAN, ESQ.
                             PIPER & MARBURY L.L.P.
                             36 SOUTH CHARLES STREET
                            BALTIMORE, MARYLAND 21201
                                  410-576-5013


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     This statement is filed in connection with (check the appropriate box):

     a. [ ] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

     b. [ ] The filing of a registration statement under the Securities Act of 1933.

     c. [X] A tender offer.

     d. [ ] None of the above.

     Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [ ]




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                                  INTRODUCTION

     This Amendment No. 1 to the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") is being filed by Polk Audio, Inc., a Maryland corporation (the "Company") and George M. Klopfer and Matthew S. Polk, Jr., pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended and Rule 13e-3 thereunder in connection with the tender offer by the Company to purchase up to 860,000 (or such lesser number as are properly tendered) of its shares of common stock, $0.01 par value per share (the "Shares"), at a price of $12.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 30, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which together with the Offer to Purchase, each as amended or supplemented from time to time, constitute the "Offer"), copies of which are filed as Exhibits (d)
(1) and (d) (2) hereto respectively. The following Cross-Reference Sheet prepared pursuant to General Instruction F to Schedule 13E-3 shows the location in the Issuer Tender Offer Statement on Schedule 13E-4 filed by the Company (the "Schedule 13E-4") with the Securities and Exchange Commission on the date hereof of the information required to be included in this Schedule 13E-3. The information set forth in Schedule 13E-4, including all Exhibits thereto, is expressly incorporated herein by reference as set forth in the Cross-Reference Sheet and the responses in this Schedule 13E-3, and such responses are qualified in their entirety by reference to the information contained in the Offer to Purchase and the annexes thereto.

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ITEM 16. ADDITIONAL INFORMATION.

     The response to Item 8(e) of the Schedule 13E-4 as amended is incorporated herein by reference. However, the cross-references to the Offer to Purchase contained throughout this Schedule 13E-3, as originally filed, continue to apply, giving effect to the amendments contained in this Item 8(e).

ITEM 17. MATERIAL TO BE FILED AS EXHIBITS.

     (a)(1) Commitment Letter from NationsBank, N.A. to the Company dated March 23, 1999 (filed as Exhibit (b)(1) to the Schedule 13E-4 and incorporated herein by reference).

     (a)(2) Form of Financing and Security Agreement between the Company and NationsBank, N.A. (filed as Exhibit (b)(2) to the Schedule 13E-4 and incorporated herein by reference).

     (a)(3) Form of Security Agreement between the Company and NationsBank, N.A. (filed as Exhibit (b)(3) to the Schedule 13E-4 and incorporated herein by reference).

     (b)(1) Opinion of Ferris, Baker Watts, Incorporated dated March 24, 1999. *

     (b)(2) Presentation to the Board of Directors of Polk Audio, Inc. by Ferris, Baker Watts, Incorporated, dated December 4, 1998.

     (b)(3) Supplemental Information for the Board of Directors of Polk Audio, Inc. prepared by Ferris, Baker Watts, Incorporated, dated December 4, 1998.

     (b)(4) Presentation to the Board of Directors of Polk Audio, Inc. by Ferris, Baker Watts, Incorporated, dated March 24, 1999.

     (b)(5) Supplemental Information for the Board of Directors of Polk Audio, Inc. prepared by Ferris, Baker Watts, Incorporated, dated March 24, 1999.

     (c) None.

     (d)(1) Form of the Offer to Purchase dated March 30, 1999 (filed as Exhibit (a)(1) to the Schedule 13E-4 and incorporated herein by reference).

     (d)(2) Form of the Letter of Transmittal (filed as Exhibit (a)(2) to the
Schedule 13E-4 and incorporated herein by reference).

     (d)(3) Form of Notice of Guaranteed Delivery (filed as Exhibit (a)(3) to the Schedule 13E-4 and incorporated herein by reference).

     (d)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Nominees (filed as Exhibit (a)(4) to the Schedule 13E-4 and incorporated herein by reference).

     (d)(5) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients (filed as Exhibit (a)(5) to the Schedule 13E-4 and incorporated herein by reference).

     (d)(6) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (filed as Exhibit (a)(6) to the Schedule 13E-4 and incorporated herein by reference).

     (d)(7) Press Release issued by the Company on March 24, 1999 (filed as Exhibit (a)(7) to the Schedule 13E-4 and incorporated herein by reference).


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     (d)(8) Letter to Stockholders from George M. Klopfer, Chief Executive
Officer of the Company, dated as of March 30, 1999 (filed as Exhibit (a)(8) to the Schedule 13E-4 and incorporated herein by reference).

     (e) Summary of Stockholder Appraisal Rights and Sections 3-201 through 3-213 of the Maryland General Corporation Law. **

     (f) Not Applicable.

     (g) (1) Audited Consolidated Financial Statements of the Company as of and for the fiscal years ended March 29, 1998 and March 30, 1997 (incorporated by reference to the Company's Annual Report, filed as Exhibit 13.1 to and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1998).

     (g) (2) Unaudited Consolidated Financial Statements of the Company as of and for the nine-month periods ended December 28, 1997 and December 27, 1998 (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 27, 1998).

     (h) Issuer Tender Offer Statement on Schedule 13E-4, filed on March 30,
1999.

*    Attached to Form of the Offer to Purchase dated March 30, 1999 as Schedule
     II

**   Attached to Form of the Offer to Purchase dated March 30, 1999 as Schedule
     III




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                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 27, 1999


                                              POLK AUDIO, INC.

                                              By:  /s/ George M. Klopfer
                                              ----------------------------------
                                              Name:    George M. Klopfer
                                              Title:   Chief Executive Officer



                                              By:  /s/ Matthew S. Polk
                                              ----------------------------------
                                              Name:    Matthew S. Polk


                                              By:  /s/ George M. Klopfer
                                              ----------------------------------
                                              Name:    George M. Klopfer

                                  EXHIBIT INDEX

     (a)(1) Commitment Letter from NationsBank, N.A. to the Company dated March 23, 1999 (filed as Exhibit (b)(1) to the Schedule 13E-4 and incorporated herein by reference).

     (a)(2) Form of Financing and Security Agreement between the Company and NationsBank, N.A. (filed as Exhibit (b)(2) to the Schedule 13E-4 and incorporated herein by reference).

      (a)(3) Form of Security Agreement between the Company and NationsBank, N.A. (filed as Exhibit (b)(3) to the Schedule 13E-4 and incorporated herein by reference).

     (b)(1) Opinion of Ferris, Baker Watts, Incorporated dated March 24, 1999. *

     (b)(2) Presentation to the Board of Directors of Polk Audio, Inc. by Ferris, Baker Watts, Incorporated, dated December 4, 1998.

     (b)(3) Supplemental Information for the Board of Directors of Polk Audio, Inc. prepared by Ferris, Baker Watts, Incorporated, dated December 4, 1998.

     (b)(4) Presentation to the Board of Directors of Polk Audio, Inc. by Ferris, Baker Watts, Incorporated, dated March 24, 1999.

     (b)(5) Supplemental Information for the Board of Directors of Polk Audio, Inc. prepared by Ferris, Baker Watts, Incorporated, dated March 24, 1999.

     (c) None.

     (d)(1) Form of the Offer to Purchase dated March 30, 1999 (filed as Exhibit (a)(1) to the Schedule 13E-4 and incorporated herein by reference).

     (d)(2) Form of the Letter of Transmittal (filed as Exhibit (a)(2) to the
Schedule 13E-4 and incorporated herein by reference).

     (d)(3) Form of Notice of Guaranteed Delivery (filed as Exhibit (a)(3) to the Schedule 13E-4 and incorporated herein by reference).

     (d)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Nominees (filed as Exhibit (a)(4) to the Schedule 13E-4 and incorporated herein by reference).

     (d)(5) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients (filed as Exhibit (a)(5) to the Schedule 13E-4 and incorporated herein by reference).

     (d)(6) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (filed as Exhibit (a)(6) to the Schedule 13E-4 and incorporated herein by reference).

     (d)(7) Press Release issued by the Company on March 24, 1999 (filed as Exhibit (a)(7) to the Schedule 13E-4 and incorporated herein by reference).

     (d)(8) Letter to Stockholders from George M. Klopfer, Chief Executive Officer of the Company, dated as of March 30, 1999 (filed as Exhibit (a)(8) to the Schedule 13E-4 and incorporated herein by reference).

     (e) Summary of Stockholder Appraisal Rights and Sections 3-201 through 3-213 of the Maryland General Corporation Law. **

     (f) Not Applicable.

     (g)(1) Audited Consolidated Financial Statements of the Company as of and for the fiscal years ended March 29, 1998 and March 30, 1997 (incorporated by reference to the Company's Annual Report, filed as Exhibit 13.1 to and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1998).

     (g)(2) Unaudited Consolidated Financial Statements of the Company as of and for the nine-month periods ended December 28, 1997 and December 27, 1998 (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 27, 1998).

     (h) Issuer Tender Offer Statement on Schedule 13E-4, filed on March 30,
1999.

*    Attached to Form of the Offer to Purchase dated March 30, 1999 as Schedule
     II

**   Attached to Form of the Offer to Purchase dated March 30, 1999 as Schedule
     III